CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Global Medium-Term Notes, Series A	$2,934,000	$340.05

(1)          Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated September 7, 2017 (To the Prospectus dated July 18, 2016, the Prospectus Supplement dated July 18, 2016 and the Index Supplement dated July 18, 2016)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-212571

$2,934,000 AutoCallable High/Low Coupon Notes due September 12, 2019 Linked to the Least Performing Reference Asset of Three Exchange-Traded Funds Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	September 7, 2017
Issue Date:	September 12, 2017
Final Valuation Date*:	September 9, 2019
Maturity Date*:	September 12, 2019
Reference Assets:

The Utilities Select Sector SPDR® Fund (the “Utilities ETF”), the Industrial Select Sector SPDR® Fund (the “Industrials ETF”) and the Energy Select Sector SPDR® Fund (the “Energy ETF”), as noted in the following table:

	Reference Asset	Bloomberg Ticker	Initial Price	Barrier Price
	Utilities ETF	XLU UP <Equity>	$55.10	$33.06
	Industrials ETF	XLI UP <Equity>	$68.04	$40.82
	Energy ETF	XLE UP <Equity>	$65.09	$39.05

Each of the Utilities ETF, the Industrials ETF and the Energy ETF are referred to in this pricing supplement as a “Reference Asset” and collectively as the “Reference Assets
Payment at Maturity:

If you hold your Notes to maturity, and if the Notes are not automatically called prior to maturity, you will receive on the Maturity Date (in each case, in addition to the final Coupon Payment) a cash payment per $1,000 principal amount Note that you hold determined as follows:

▪                  If (a) the Final Price of the Least Performing Reference Asset is equal to or greater than its Initial Price or (b) the Final Price of the Least Performing Reference Asset is less than its Initial Price but a Knock-In Event never occurs, you will receive a payment of $1,000 per $1,000 principal amount Note

▪                  If (a) the Final Price of the Least Performing Reference Asset is less than its Initial Price and (b) a Knock-In Event occurs, you will receive a payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of Least Performing Reference Asset]

If (a) the Notes are not automatically called prior to maturity, (b) a Knock-In Event occurs and (c) the Final Price of the Least Performing Reference Asset is less than its Initial Price, your Notes will be fully exposed to the negative performance of the Least Performing Reference Asset. You may lose up to 100% of the principal amount of your Notes.

Any payment on the Notes, including the Coupon Payments and any payment upon an Automatic Call or at maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

Consent to U.K. Bail-in Power:

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-1 of this pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0.25%	99.75%
Total	$2,934,000	$2,934,000	$7,335	$2,926,665

(1)          Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $997.50 and $1,000 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

(2)          Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $966.50 per Note.  The estimated value is less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-2 of this pricing supplement.

(3)          Barclays Capital Inc. will receive commissions from the Issuer of 0.25% of the principal amount of the Notes, or $2.50 per $1,000 principal amount. Barclays Capital Inc. will use these commissions to pay selling concessions or fees (including custodial or clearing fees) to other dealers.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the Notes and hold such Notes for investment for a period of at least 30 days. Accordingly, the total principal amount of the Notes may include a portion that was not purchased by investors on the Issue Date. Any unsold portion held by our affiliate(s) may affect the supply of Notes available for secondary trading and, therefore, could adversely affect the price of the Notes in the secondary market. Circumstances may occur in which our interest or those of our affiliates could be in conflict with your interests.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-7 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-7 of this pricing supplement.

We may use this pricing supplement in the initial sale of Notes.  In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of either Barclays PLC or Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Coupon Payments:

Unless the Notes have previously been subject to an Automatic Call, you will receive the Coupon Payment applicable to each Coupon Period on the applicable Coupon Payment Date. The Coupon Payment for each Coupon Period will be determined as follows:

▪                  If a Knock-In Event (a) does not occur during the Coupon Period and (b) has not occurred during any prior Coupon Period, the Coupon Payment for such Coupon Period will be the High Coupon Amount

▪                  If a Knock-In Event (a) occurs during a Coupon Period or (b) has occurred during any prior Coupon Period, the Coupon Payment for such Coupon Period will be the Low Coupon Amount

If a Knock-In Event occurs in any Coupon Period, the Coupon Payment for that Coupon Period and each following Coupon Period will be equal to the Low Coupon Amount. In addition, if a Knock-In Event occurs, you may lose some or all of the principal amount of your Notes at maturity, as described above.

Low Coupon Amount:	$2.50 per $1,000 principal amount Note, which is 0.25% of the principal amount per Note (1.00% per annum)
High Coupon Amount:	$20.00 per $1,000 principal amount Note, which is 2.00% of the principal amount per Note (8.00% per annum)
Observation Dates:	The 7th of each March, June, September and December during the term of the Notes, beginning in December 2017, provided that the final Observation Date will be the Final Valuation Date
Coupon Payment Dates:	With respect to any Coupon Period, the fifth business day following the Observation Date on which such Coupon Period ends, provided that the final Coupon Payment Date will be the Maturity Date
Coupon Periods:

The first Coupon Period will begin on but exclude the Initial Valuation Date and end on and include the first Observation Date. Each subsequent Coupon Period will begin on and exclude the Observation Date that is the final day of the immediately preceding Coupon Period and end on and include the next following Observation Date.

There are a total of eight quarterly Coupon Periods during the term of the Notes.

Automatic Call:

If, on any Observation Date, beginning with the second Observation Date, the Closing Price of each Reference Asset is equal to or greater than its respective Initial Price, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the Redemption Price payable on the Call Settlement Date. No further amounts will be payable on the Notes after the Call Settlement Date.

Call Settlement Date:	The Coupon Payment Date following the Observation Date on which an Automatic Call occurs
Redemption Price:	$1,000 per $1,000 principal amount Note, plus the Coupon Payment that will otherwise be payable on the Call Settlement Date
Initial Price:	With respect to a Reference Asset, the Closing Price on the Initial Valuation Date, as noted in the table above
Final Price:	With respect to a Reference Asset, the Closing Price on the Final Valuation Date
Knock-In Event:**

A Knock-In Event will occur if, on any scheduled trading day during the term of the Notes, the Closing Price of any Reference Asset is less than its Barrier Price; provided that if a Market Disruption Event occurs or is continuing on such day with respect to such Reference Asset, such day will be disregarded for purposes of determining whether a Knock-In Event occurred unless such date is an Observation Date

Barrier Price:	With respect to a Reference Asset, 60.00% of its Initial Price (rounded to the nearest cent) as noted in the table above
Reference Asset Return:	With respect to a Reference Asset, an amount calculated as follows: Final Price – Initial Price Initial Price
Least Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return, as calculated in the manner set forth above
Closing Price:

With respect to a Reference Asset, on any date, the official closing price per share of that Reference Asset published at the regular weekday close of trading on that date as displayed on the applicable Bloomberg Professional® service page noted above or any successor page on Bloomberg Professional® service or any successor service, as applicable

Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06744C3T6 / US06744C3T65

*                  Subject to postponement, as described under “Additional Terms of the Notes” in this pricing supplement

**            The term “Market Disruption Event” has the meaning set forth under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with an Exchange-Traded Fund That Holds Equity Securities as a Reference Asset” in the accompanying prospectus supplement

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated July 18, 2016, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

•                  Prospectus Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

•                  Index Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1-10257.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in the respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the Initial Valuation Date is based on our internal funding rates.  Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately three months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes.  The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-7 of this pricing supplement.

SELECTED PURCHASE CONSIDERATIONS

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•                  You do not seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income

•                  You understand and accept that any positive return on your investment will be limited to the Coupon Payments

•                  You do not anticipate that a Knock-In Event will occur during the term of the Notes

•                  You understand and accept the risk that a Knock-In Event will occur if the Closing Price of only one Reference Asset on any day during the term of the Notes is less than the Barrier Price for such Reference Asset

•                  You understand and accept the risks that, if a Knock-In Event occurs, (a) the Coupon Payment for the Coupon Period in which the Knock-In Event occurs and in each subsequent Coupon Period will be the Low Coupon Amount and (b) if the Final Price of only one Reference Asset is less than its Initial Price, you will lose some or all of the principal amount of your Notes

•                  You understand and accept the risk that, if the Notes are not automatically called prior to maturity, the payment at maturity will be based solely on the Reference Asset Return of the Least Performing Reference Asset

•                  You are willing to accept the risks associated with an investment linked to the performance of the Reference Assets

•                  You are willing to accept the risk that we may, in our sole discretion, redeem the Notes prior to scheduled maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield

•                  You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the notes to maturity if the Notes are not automatically called

•                  You are willing to assume our credit risk for all payments on the Notes

•                  You are willing to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

The Notes may not be a suitable investment for you if any of the following statements are true:

•                  You seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income

•                  You seek an investment that provides for the full repayment of principal at maturity and you are unwilling to accept the risk that you may lose some or all of the principal amount of your Notes

•                  You seek an investment the return on which is not limited to the Coupon Payments on the Notes

•                  You anticipate that a Knock-In Event will occur with respect to any Reference Asset during the term of the Notes

•                  You are unwilling to accept the risk that the occurrence of a Knock-In Event (a) will cause the Coupon Payment for one or more Coupon Periods to be limited to the Low Coupon Amount and (b) may cause you to lose some or all of the principal amount of your Notes

•                  You are unwilling or unable to accept the risk that negative performance of only one Reference Asset may cause you to suffer a loss of principal at maturity, regardless of the performance of the other Reference Assets

•                  You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Reference Assets

•                  You are unwilling or unable to accept the risk that the Notes may be automatically called prior to scheduled maturity

•                  You seek an investment for which there will be an active secondary market or and/or you are unable or unwilling to hold the Notes to maturity if the Notes are not automatically called

•                  You are unwilling or unable to assume our credit risk for all payments on the Notes

•                  You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

You must rely on your own evaluation of the merits of an investment in the Notes.  You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement, the prospectus and the index supplement. Neither the Issuer nor Barclays Capital Inc makes any recommendation as to the suitability of the Notes for investment.

ADDITIONAL TERMS OF THE NOTES

The scheduled Observation Dates (including the Final Valuation Date), the Coupon Payment Dates and the Maturity Date are subject to postponement in certain circumstances, as described under “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

In addition, each Reference Asset and the Notes are subject to adjustment by the Calculation Agent under certain circumstances, as described under “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the accompanying prospectus supplement

HYPOTHETICAL EXAMPLES OF COUPON PAYMENTS ON THE NOTES

The following examples demonstrate the how the Coupon Payments of the Notes will be calculated under various circumstances. The numbers set forth in the following examples are purely hypothetical and have been rounded for eases of reference. The following examples do not take into account any tax consequences of investing in the Notes.

In addition, these examples make the following key assumption:

▪                 You hold your Notes to maturity and the Notes are NOT automatically called prior to maturity

Example 1: A Knock-In Event occurs during the first Coupon Period.

Coupon Payment Date	Coupon Payment
First	$2.50
Second	$2.50
Third	$2.50
Fourth	$2.50
Fifth	$2.50
Sixth	$2.50
Seventh	$2.50
Eighth	$2.50

Because a Knock-In Event occurs during the first Coupon Period, you will receive the Low Coupon Amount on the first Coupon Payment Date and on each subsequent Coupon Payment Date. You will receive Coupon Payments of $20.00 per $1,000 principal amount Note in the aggregate, or 2.00% of the principal amount per Note, during the term of the Notes.

Example 2: A Knock-In Event does not occur in any of the first three Coupon Periods but does occur during the fourth Coupon Period.

Coupon Payment Date	Coupon Payment
First	$20.00
Second	$20.00
Third	$20.00
Fourth	$2.50
Fifth	$2.50
Sixth	$2.50
Seventh	$2.50
Eighth	$2.50

Because a Knock-In Event does not occur during any of the first three Coupon Periods, you will receive the High Coupon Amount on each related Coupon Payment Date. Because a Knock-In Event occurs during the fourth Coupon Period, you will receive the Low Coupon Amount on the fourth Coupon Payment Date and on each subsequent Coupon Payment Date. You will receive Coupon Payments of $72.50 per $1,000 principal amount Note in the aggregate, or 7.25% of the principal amount per Note, during the term of the Notes.

Example 3: A Knock-In Event does not occur in any Coupon Period.

Coupon Payment Date	Coupon Payment
First	$20.00
Second	$20.00
Third	$20.00
Fourth	$20.00
Fifth	$20.00
Sixth	$20.00
Seventh	$20.00
Eighth	$20.00

Because a Knock-In Event does not occur during any Coupon Period, you will receive the High Coupon Amount on each Coupon Payment Date. You will receive Coupon Payments of $160.00 per $1,000 principal amount Note in the aggregate, or 16.00% of the principal amount per Note, during the term of the Notes, the maximum possible return that you may earn on your Notes.

In each of the first two examples above, because a Knock-In Event occurs, you will lose some or all of the principal amount of your Notes at maturity if the Final Price of the Least Performing Reference Asset is less than its Initial Price, as described on the cover of this pricing supplement.

For examples of the payment that you may receive at maturity, please see “Hypothetical Examples of Amounts Payable at Maturity” below.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

The following table illustrates a hypothetical range of payments that you may receive at maturity (excluding the final Coupon Payment) under various circumstances.  The examples set forth below are purely hypothetical and are provided for illustrative purposes only.  The numbers appearing in the following table and examples have been rounded for ease of analysis.  The following examples do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪                  Hypothetical Initial Price of each Reference Asset: $100.00*

▪                 Barrier Price for each Reference Asset: $60.00 (60.00% of the hypothetical Initial Price set forth above)

▪                 You hold your Notes to maturity and the Notes are NOT automatically called prior to maturity

* The hypothetical Initial Price of $100.00 and the hypothetical Barrier Price of $60.00 for each Reference Asset have been chosen for illustrative purposes only. The Initial Price and Barrier Price for each Reference Asset are as set forth on the cover of this pricing supplement.

Final Price ($)			Reference Asset Return				Payment at Maturity**
Utilities ETF	Industrials ETF	Energy ETF	Utilities ETF	Industrials ETF	Energy ETF	Least Performing Reference Asset	Knock-In Event Does Not Occur	Knock-In Event Occurs
150.00	195.00	175.00	50.00%	95.00%	75.00%	50.00%	$1,000.00	$1,000.00
145.00	160.00	140.00	45.00%	60.00%	40.00%	40.00%	$1,000.00	$1,000.00
130.00	170.00	150.00	30.00%	70.00%	50.00%	30.00%	$1,000.00	$1,000.00
125.00	120.00	150.00	25.00%	20.00%	50.00%	20.00%	$1,000.00	$1,000.00
140.00	110.00	120.00	40.00%	10.00%	20.00%	10.00%	$1,000.00	$1,000.00
110.00	125.00	100.00	10.00%	25.00%	0.00%	0.00%	$1,000.00	$1,000.00
90.00	120.00	105.00	-10.00%	20.00%	5.00%	-10.00%	$1,000.00	$900.00
105.00	80.00	115.00	5.00%	-20.00%	15.00%	-20.00%	$1,000.00	$800.00
95.00	120.00	70.00	-5.00%	20.00%	-30.00%	-30.00%	$1,000.00	$700.00
90.00	60.00	85.00	-10.00%	-40.00%	-15.00%	-40.00%	$1,000.00	$600.00
50.00	130.00	90.00	-50.00%	30.00%	-10.00%	-50.00%	N/A	$500.00
50.00	40.00	150.00	-50.00%	-60.00%	50.00%	-60.00%	N/A	$400.00
40.00	85.00	30.00	-60.00%	-15.00%	-70.00%	-70.00%	N/A	$300.00
30.00	120.00	20.00	-70.00%	20.00%	-80.00%	-80.00%	N/A	$200.00
50.00	10.00	20.00	-50.00%	-90.00%	-80.00%	-90.00%	N/A	$100.00
0.00	20.00	103.00	-100.00%	-80.00%	3.00%	-100.00%	N/A	$0.00

** Per $1,000 principal amount Note, excluding the final Coupon Payment. If the Notes are not called prior to maturity, the payment at maturity will depend solely on whether (a) the Final Price of the Least Performing Reference Asset is less than its Initial Price and (b) a Knock-In Event occurs during the term of the Notes.

Example 1: The Final Price of the Utilities ETF is $140.00, the Final Price of the Industrials ETF is $110.00 and the Final Price of the Energy ETF is $120.00.

Because the Industrials ETF has the lowest Reference Asset Return, the Industrials ETF is the Least Performing Reference Asset. Because the Final Price of the Least Performing Reference Asset is greater than its Initial Price, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the final Coupon Payment on the Notes), regardless of whether a Knock-In Event ever occurred.

Example 2: Final Price of the Utilities ETF is $95.00, the Final Price of the Industrials ETF is $120.00, the Final Price of the Energy ETF is $70.00 and a Knock-In Event does NOT occur.

Because the Energy ETF has the lowest Reference Asset Return, the Energy ETF is the Least Performing Reference Asset.  Although the Final Price of the Least Performing Reference Asset is less than its Initial Price, a Knock-In Event has not occurred. Accordingly, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the Coupon Payment that will otherwise be payable on the Maturity Date).

Example 3: The Final Price of the Utilities ETF is $95.00, the Final Price of the Industrials ETF is $120.00, the Final Price of the Energy ETF is $70.00 and a Knock-In Event DOES occur.

Because the Energy ETF has the lowest Reference Asset Return, the Energy ETF is the Least Performing Reference Asset.  Because the Final Price of the Least Performing Reference Asset is less than its Initial Price, and because a Knock-In Event occurred during the term of the Notes, you will receive a payment at maturity of $700.00 per $1,000 principal amount Note that you hold (plus the Coupon Payment that will otherwise be payable on the Maturity Date), calculated as follows.

$1,000 + [$1,000 x Reference Asset Return of Least Performing Reference Asset]

$1,000 + [$1,000 x -30.00%] = $700.00

Example 4: The Final Price of the Utilities ETF is $50.00, the Final Price of the Industrials ETF is $130.00 and the Final Price of the Energy ETF is $90.00.

Because the Final Price of at least one Reference Asset is less than its Barrier Price, a Knock-In Event occurs on the Final Valuation Date, regardless of whether a Knock-In Event occurred on any other day during the term of the Notes.

Because the Utilities ETF has the lowest Reference Asset Return, the Utilities ETF is the Least Performing Reference Asset.  Because the Final Price of the Least Performing Reference Asset is less than its Initial Price, and because a Knock-In Event occurred during the term of the Notes, you will receive a payment at maturity of $500.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of Least Performing Reference Asset]

$1,000 + [$1,000 x -50.00%] = $500.00

Example 5: The Final Price of the Utilities ETF is $50.00, the Final Price of the Industrials ETF is $40.00 and the Final Price of the Energy ETF is $150.00.

Because the Final Price of at least one Reference Asset is less than its Barrier Price, a Knock-In Event occurs on the Final Valuation Date, regardless of whether a Knock-In Event occurred on any other day during the term of the Notes.

Because the Industrials ETF has the lowest Reference Asset Return, the Industrials ETF is the Least Performing Reference Asset.  Because the Final Price of the Least Performing Reference Asset is less than its Initial Price, and because a Knock-In Event occurred during the term of the Notes, you will receive a payment at maturity of $400.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of Least Performing Reference Asset]

$1,000 + [$1,000 x -60.00%] = $400.00

Examples 3 through 5 above demonstrate that, if (a) your Notes are not automatically called prior to maturity, (b) the Final Price of the Least Performing Reference Asset is less than its Initial Price and (c) a Knock-In Event occurs, your investment in the Notes will be fully exposed to the negative performance of the Least Performing Reference Asset and you will lose some or all of your principal, even if the Reference Asset Returns of the other Reference Assets are positive. Your loss will not be mitigated in any way by virtue of the Reference Asset Returns of the other Reference Assets being higher than that of the Least Performing Reference Asset.

If your Notes are not automatically called prior to maturity, you may lose up to 100% of the principal amount of your Notes.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Assets or the components of their underlying indices.  These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings of the prospectus supplement:

•                  “Risk Factors—Risks Relating to the Securities Generally”; and

•                  “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities”.

In addition to the risks described above, you should consider the following:

•                  Your Investment in the Notes May Result in a Significant Loss—The Notes do not guarantee any return of principal.  If (a) your Notes are not automatically called prior to maturity, (b) a Knock-In Event occurs and (c) the Final Price of the Least Performing Reference Asset is less than its Initial Price, you will be fully exposed to the negative performance of the Least Performing Reference Asset and you will lose some or all of your principal. You may lose up to 100% of the principal amount of your Notes.

•                  Potential Return Limited to the Coupon Payments—Any positive return on the Notes will be limited to Coupon Payments. You will not participate in any appreciation in the price of any Reference Asset and you will not receive more than the principal amount of your Notes at maturity (plus the final Coupon Payment) even if the Reference Asset Return of one or more Reference Assets is positive.

Based on the stated terms of the Notes, the maximum amount of Coupon Payments that you may receive is $160.00 per $1,000 principal amount Note that you hold (or 16.00% of the principal amount of your Notes). You will receive this maximum amount of Coupon Payments only if (a) a Knock-In Event never occurs and (b) we do not redeem your Notes prior to maturity. The actual amount of Coupon Payments that you receive may be substantially less than this amount.

•                  The Occurrence of a Knock-In Event in any Coupon Period Will Cause the Coupon Payments in that Coupon Period and Each Subsequent Coupon Period to be Limited to the Low Coupon Amount—If a Knock-In Event occurs in any Coupon Period, the Coupon Payment for that Coupon Period and for each following Coupon Period will be equal to the Low Coupon Amount, regardless of the price of any Reference Asset at any time after the occurrence of the Knock-In Event. If a Knock-In Event occurs, the aggregate payments that you receive on the Notes will be less, and may be significantly less, than they would have been had the Knock-In Event not occurred. The occurrence of a Knock-In Event may also negatively affect your ability to sell your Notes and the price at which you may be able to sell.

•                  Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this pricing supplement, the Notes will be automatically called if the Closing Price of each Reference Asset on any Observation Date, beginning with the second Observation Date, is equal to or greater than its Initial Price. Accordingly, the term of the Notes may be as short as approximately six months.

The Redemption Price that you receive on a Call Settlement Date, together with the Coupon Payments that you will have received on prior Coupon Payment Dates, may be less than the aggregate amount of payments that you would have received had you held your Notes to maturity. You may not be able to reinvest any amounts received on the Call Settlement Date in a comparable investment with similar risk and yield. No additional payments will be due after the relevant Call Settlement Date.  The “automatic call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold.

•                  If a Knock-In Event Occurs, and if the Notes are not Automatically Called Prior to Maturity, the Payment at Maturity is not Based on the Price of any Reference Asset Other the Closing Prices of the Reference Assets on the Final Valuation Date—The Final Prices and the Reference Asset Returns will be based solely on the Closing Prices of the Reference Assets on the Final Valuation Date.  Accordingly, if a Knock-In Event occurs, and if the price of the Least Performing Reference Asset drops on the Final Valuation Date, the payment at maturity on the Notes may be significantly less than it would have been had such payment been linked to the price of such Reference Asset at a time prior to such drop.

If your Notes are not automatically called prior to maturity, your payment at maturity will be based solely on the Reference Asset Return of the Least Performing Reference Asset.  If a Knock-In Event has occurred, and if the Final Price of the Least Performing Reference Asset is less than its Initial Price, you will lose some or all of the principal amount of your Notes. Your losses will not be limited in any way by virtue of the Reference Asset Returns of the other Reference Assets being higher than the Reference Asset Return of the Least Performing Reference Asset.

•                  Whether or Not the Notes Will be Automatically Called Prior to Will Not be Based on the Price of any Reference Asset at Any Time Other than the Closing Prices of the Reference Assets on the applicable Observation Date—Whether or not the Notes are automatically called will be based solely on the Closing Prices of the Reference Assets on each Observation Date on which the Notes may be called.  Accordingly, if the price of any Reference Asset drops on the relevant Observation Date such that the Closing Price of such Reference Asset falls below the Initial Price, your Notes will not be called on such date.

•                  Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes, including the Coupon Payments and any payment upon an Automatic Call or at maturity, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

•                  No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Reference Assets or the components of their underlying indices would have.

•                  Historical Performance of the Reference Assets Should Not Be Taken as Any Indication of the Future Performance of the Reference Assets Over the Term of the Notes—The price of each Reference Asset has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of a Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes.  The historical correlation between Reference Assets is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Reference Assets individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of any Reference Asset.

•                  Certain Features of Exchange-Traded Funds Will Impact the Value of the Reference Assets and the Notes:

o                 Management Risk.  This is the risk that the investment strategy for a Reference Asset, the implementation of which is subject to a number of constraints, may not produce the intended results.  An investment in an exchange-traded fund involves risks similar to those of investing in any fund of equity securities traded on an exchange, such as market fluctuations caused by such factors as economic and political developments, changes in interest rates and perceived trends in security prices.  Because, however, the Reference Assets are not “actively” managed, they generally do not take defensive positions in declining markets and generally will not sell a security if the issuer of such security was in financial trouble. Accordingly, the performance of the Reference Assets could be lower than other types of mutual funds that may actively shift their portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

o                 Derivatives Risk.  The Reference Assets may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives.  A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index.  Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Reference Assets’ losses, and, as a consequence, the losses on your Notes, may be greater than if the Reference Assets invested only in conventional securities.

o                 Tracking and Underperformance Risk (Particularly in Periods of Market Volatility). The performance of each Reference Asset may not replicate the performance of, and may underperform, its underlying index.  Each Reference Asset will reflect transaction costs and fees that will reduce its relative performance.

Moreover, it is also possible that each Reference Asset may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying index due to differences in trading hours between the Reference Asset and its underlying index or due to other circumstances. During periods of market volatility, securities underlying a Reference Asset may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the Reference Asset and the liquidity of the Reference Asset may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in a Reference Asset. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of each Reference Asset. As a result, under these circumstances, the market value of the Reference Assets may vary substantially from their respective net asset values per share. This variation in performance is called “tracking error” and, at times, the tracking error may be significant.

•                  An Investment in the Notes Involves Industry Concentration Risk—As described below under “Information Regarding the Reference Assets”, the investment objective of each Reference Asset is to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in one particular sector or group of industries.  The performance of companies in each relevant sector will be influenced by many complex and unpredictable factors, including industry competition, interest rates, geopolitical events, government regulation and supply and demand for the products and services offered by such companies. Any adverse development in the particular sector tracked by any Reference Asset may have a material adverse effect on the securities held in the portfolio of such Reference Asset and, as a result, may have a material adverse effect on the price of the Reference Asset and the value of the Notes.

•                  The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•                  The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated value referenced above might be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

•                  The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•                  The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•                  The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•                  We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

We and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Reference Assets or the components of their underlying indices. In any such market making, trading and hedging activity, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes.  For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes.  As Calculation Agent, we will determine any values of the Reference Assets and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make certain discretionary judgments relating to the Reference Assets and the Notes. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

•                  Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. or one or more of our other affiliates may at any time hold unsold inventory (as described on the cover of this pricing supplement), which may inhibit the development of a secondary market for the Notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Tax Considerations” below.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o                 the market price, dividend rate and expected volatility of the Reference Assets and the stocks included in the underlying index for each Reference Asset;

o                 the time to maturity of the Notes;

o                 interest and yield rates in the market generally;

o                 a variety of economic, financial, political, regulatory or judicial events;

o                 supply and demand for the Notes; and

o                 our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION REGARDING THE REFERENCE ASSETS

General

We have derived all information contained in this pricing supplement regarding each Reference Asset, including, without limitation, its make-up, method of calculation and changes in its components, from the prospectus for the Select Sector SPDR Trust (the “Select Sector Trust”) dated January 31, 2017, as supplemented, and other publicly available information.  We have not independently verified such information.  Such information reflects the policies of, and is subject to change by the Select Sector SPDR® Trust (the “Select Sector Trust”) and SSgA Funds Management, Inc. (“SSgA FM”). Each SPDR Select Sector Fund is an investment portfolio managed by SSgA FM, the investment adviser to the funds that comprise the Select Sector Trust.

Each Reference Asset is an exchange-traded fund that trades on the NYSE Arca. The ticker symbol for the Utilities ETF is “XLU”, the ticker symbol for the Industrials ETF “XLI” and the ticker symbol for the Energy ETF is “XLE”.

The Select Sector Trust is a registered investment company that consists of nine separate investment portfolios (each, a “Select Sector SPDR® Fund”), including each Reference Asset.  Each Select Sector SPDR® Fund is an index fund that invests in a particular sector or group of industries represented by a specified Select Sector Index.  The companies included in each Select Sector Index are selected on the basis of general industry classifications from a universe of companies defined by the S&P 500® Index. For a description of the S&P 500® Index, please see “Indices— The S&P U.S. Indices” in the accompanying index supplement.

The Select Sector Indices (each, a “Select Sector Index”) upon which the Select Sector SPDR® Funds are based together comprise all of the companies in the S&P 500® Index.  The investment objective of each Select Sector SPDR® Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in a particular sector or group of industries, as represented by a specified market sector index.

Information provided to or filed with the SEC by the Select Sector Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov.  For additional information regarding the Select Sector Trust or any Reference Asset, please see the prospectus for the Select Sector Trust.  In addition, information about the Select Sector Trust, SSgA FM and each SPDR Reference Asset may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Select Sector Trust website at http://www.sectorspdrs.com.  We have not undertaken any independent review or due diligence of the SEC filings related to any of the Reference Assets. Information contained on the Select Sector Trust website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The Utilities ETF

The Utilities ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded equity securities of companies in the utilities sector, as represented by the Utilities Select Sector Index.  The Utilities Select Sector Index includes companies from the electric utilities, water utilities, multi-utilities, independent power production and energy trading and gas utilities industries.

The Industrials ETF

The Industrials ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded equity securities of companies in the industrials sector, as represented by the Industrials Select Sector Index.  The Industrials Select Sector Index includes companies from the aerospace and defense, industrial conglomerates, marine, transportation infrastructure, machinery, road and rail, air freight and logistics, commercial services and supplies, professional services, electrical equipment, construction and engineering, trading companies and distributors, airlines and building products industries.

The Energy ETF

The Energy ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded equity securities of companies in the energy sector, as represented by the Energy Select Sector Index.  The Energy Select Sector Index includes companies from the oil, gas and consumable fuels and energy equipment and services industries.

Historical Performance of the Utilities ETF

The table below shows the high, low and final Closing Price of the Utilities ETF for each of the periods noted below. The graph below sets forth the historical performance of the Utilities ETF based on daily Closing Prices from January 1, 2012 through September 7, 2017. We obtained the Closing Prices listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High($)	Quarterly Low($)	Quarterly Close($)
March 31, 2012	35.69	34.47	35.05
June 30, 2012	37.09	34.25	36.99
September 30, 2012	38.23	36.06	36.40
December 31, 2012	37.39	34.07	34.95
March 31, 2013	39.05	35.21	39.05
June 30, 2013	41.43	36.43	37.63
September 30, 2013	39.59	36.72	37.35
December 31, 2013	39.39	36.97	37.97
March 31, 2014	41.46	37.27	41.46
June 30, 2014	44.26	41.11	44.26
September 30, 2014	43.82	40.17	42.09
December 31, 2014	49.11	42.27	47.22
March 31, 2015	49.41	43.11	44.43
June 30, 2015	45.17	41.46	41.46
September 30, 2015	45.87	40.96	43.29
December 31, 2015	45.39	41.79	43.28
March 31, 2016	49.62	43.03	49.62
June 30, 2016	52.47	46.93	52.47
September 30, 2016	52.98	48.46	48.99
December 31, 2016	49.43	46.00	48.57
March 31, 2017	51.89	48.04	51.31
June 30, 2017	54.30	51.27	51.96
September 7, 2017*	55.24	51.42	55.10

* For the period beginning on July 1, 2017 and ending on September 7, 2017

Historical Performance of the Utilities Select Sector SPDR® Fund

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Historical Performance of the Industrials ETF

The table below shows the high, low and final Closing Price of the Industrials ETF for each of the periods noted below. The graph below sets forth the historical performance of the Industrials ETF based on daily Closing Prices from January 1, 2012 through September 7, 2017. We obtained the Closing Prices listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High($)	Quarterly Low($)	Quarterly Close($)
March 31, 2012	38.15	34.49	37.42
June 30, 2012	37.66	33.34	35.67
September 30, 2012	37.76	34.21	36.54
December 31, 2012	38.46	35.40	37.90
March 31, 2013	42.12	38.64	41.73
June 30, 2013	44.36	40.17	42.57
September 30, 2013	47.76	42.61	46.37
December 31, 2013	52.26	45.41	52.26
March 31, 2014	53.00	48.64	52.33
June 30, 2014	55.59	50.90	54.06
September 30, 2014	54.75	51.40	53.15
December 31, 2014	57.50	49.54	56.57
March 31, 2015	58.16	54.37	55.77
June 30, 2015	57.22	54.03	54.06
September 30, 2015	54.94	48.83	49.89
December 31, 2015	55.40	49.78	53.01
March 31, 2016	55.82	48.02	55.47
June 30, 2016	57.16	53.10	55.96
September 30, 2016	59.08	55.67	58.38
December 31, 2016	64.05	56.42	62.22
March 31, 2017	66.97	62.59	65.06
June 30, 2017	69.10	64.02	68.11
September 7, 2017*	69.43	67.15	68.04

* For the period beginning on July 1, 2017 and ending on September 7, 2017

Historical Performance of the Industrials Select Sector SPDR® Fund

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Historical Performance of the Energy ETF

The table below shows the high, low and final Closing Price of the Energy ETF for each of the periods noted below. The graph below sets forth the historical performance of the Energy ETF based on daily Closing Prices from January 1, 2012 through September 7, 2017. We obtained the Closing Prices listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High($)	Quarterly Low($)	Quarterly Close($)
March 31, 2012	76.29	69.46	71.73
June 30, 2012	72.42	62.00	66.37
September 30, 2012	76.57	64.96	73.48
December 31, 2012	74.94	68.59	71.44
March 31, 2013	79.99	72.86	79.32
June 30, 2013	83.28	74.09	78.36
September 30, 2013	85.30	78.83	82.88
December 31, 2013	88.51	81.87	88.51
March 31, 2014	89.06	81.89	89.06
June 30, 2014	101.29	88.45	100.10
September 30, 2014	100.58	90.62	90.62
December 31, 2014	88.77	73.36	79.16
March 31, 2015	82.29	72.86	77.58
June 30, 2015	82.94	74.64	75.16
September 30, 2015	74.54	59.22	61.20
December 31, 2015	71.40	58.78	60.55
March 31, 2016	63.75	51.80	61.92
June 30, 2016	69.50	60.18	68.24
September 30, 2016	71.80	65.27	70.61
December 31, 2016	77.83	67.77	75.32
March 31, 2017	76.17	68.24	69.90
June 30, 2017	70.90	63.95	64.92
September 7, 2017*	66.62	62.00	65.09

* For the period beginning on July 1, 2017 and ending on September 7, 2017

Historical Performance of the Energy Select Sector SPDR® Fund

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

TAX CONSIDERATIONS

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated (Contingent) Coupons,” reading all references therein to “contingent coupons” as references to “coupons,” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

In determining our reporting responsibilities, if any, we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated coupons and (ii) any coupon payments as ordinary income. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Sale, exchange or redemption of a Note. Assuming the treatment described above is respected, upon a sale or exchange of the Notes (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming coupon payments are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss, unless you hold the Notes for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Notes at the issue price. The deductibility of capital losses is subject to limitations. It is likely that proceeds received from the sale or exchange of your Notes prior to a coupon payment date will, to the extent attributable to the Low Coupon Amount or, once fixed, the High Coupon Amount, be treated as ordinary income. Although uncertain, it is also possible that proceeds received from the sale or exchange of your Notes prior to a determination date but that can be attributed to an expected payment of the High Coupon Amount could be treated as ordinary income. You should consult your tax advisor regarding this issue.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat coupon payments to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” exclude from their scope instruments issued in 2017 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent commits to take and pay for all of the Notes, if any are taken.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Issue Date indicated on the cover of this pricing supplement, which will be the third business day following the Initial Valuation Date (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to two business days before delivery will be required, by virtue of the fact that the Notes will initially settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement.

VALIDITY OF THE NOTES

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Notes offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 28, 2017, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on June 28, 2017, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated June 28, 2017, which has been filed as an exhibit to the report on Form 6-K referred to above.